Exhibit 99.1

Contact:	Amedisys, Inc.
	Director of Investor Relations	Senior Vice President - Finance
	Kevin LeBlanc	Thomas J. Dolan
	225.292.2031	225.292.2031
	kleblanc@amedisys.com	tdolan@amedisys.com

AMEDISYS ENTERS INTO $100 MILLION UNSECURED REVOLVING CREDIT FACILITY

BATON ROUGE, Louisiana (October 25, 2007) - Amedisys, Inc. (Nasdaq: AMED or the “Company”), one of America’s leading home health nursing companies, today announced that it has entered into a three year $100 million unsecured revolving credit facility with a group of banks. The credit facility also includes an accordion feature, whereupon, at the Company’s election and subject to customary conditions described in the credit agreement, the facility can be increased by up to an additional $100 million. CIBC World Markets Corp. and JP Morgan Securities, Inc. acted as joint lead arrangers.

“This new $100 million credit facility provides additional financing flexibility for the company, for general corporate purposes and to facilitate potential acquisitions,” said William F. Borne, Chief Executive Officer of Amedisys, Inc. “While we have a strong cash position, we also have a healthy pipeline of acquisition opportunities. This credit facility improves our ability to timely capitalize on those opportunities.”

Amedisys, Inc. is headquartered in Baton Rouge, Louisiana. Its common stock trades on the Nasdaq Global Select Market under the symbol “AMED”.

This press release includes statements that may constitute “forward-looking” statements, usually containing the words “believe”, “estimate”, “project”, “expect” or similar expressions. Forward-looking statements inherently involve risks and uncertainties that could cause actual results to differ materially from the forward-looking statements. Factors that would cause or contribute to such differences include, but are not limited to, continued acceptance of the Company’s services in the marketplace, competitive factors, changes in government reimbursement procedures, dependence upon third-party vendors, and other risks discussed in the Company’s periodic filings with the Securities and Exchange Commission. By making these forward-looking statements, the Company undertakes no obligation to update these statements for revisions or changes after the date of this release.

Additional information on the Company can be found at:

www.amedisys.com